EXHIBIT 4.1

SEVENTH AMENDMENT

TO THE

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BETWEEN

CASTLE BRANDS INC.,

CASTLE BRANDS (USA) CORP.

AND

ACF FINCO I LP

DATED AS OF SEPTEMBER 22, 2014

SEVENTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Seventh Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is dated as of the date of execution of this Amendment by “Lender” (as defined below) (the “Effective Date”) and is by and among CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”), and CASTLE BRANDS (USA) CORP. a corporation organized under the laws of the State of Delaware (“CBUSA”) (individually and collectively, “Borrower”), and ACF FINCO I LP, a Delaware limited partnership and successor-in-interest to Keltic Financial Partners II, LP (“Lender”).

RECITALS:

Borrower and Lender are parties to an Amended and Restated Loan and Security Agreement dated as of September 22, 2014, as amended by a First Amendment dated as of August 7, 2015, by a Second Amendment dated as of August 17, 2015, by a Third Amendment dated as of October 18, 2017, by a Fourth Amendment dated as of May 15, 2018, by a Fifth Amendment dated as of October 11, 2018, and by a Sixth Amendment dated on or about November 8, 2018 (as so amended, the “Loan Agreement”), in connection with which Borrower delivered an Amended and Restated Revolving Credit Note dated October 4, 2018 in a maximum principal amount of $25,000,000 (the “Revolving Credit Note”), and other agreements, documents and instruments in connection therewith (all of the foregoing, as the same may be amended, restated, or otherwise modified from time to time to be collectively referred to as the “Loan Documents”).

Borrower has requested that Lender increase the “Revolving Credit Limit” (as described in the Loan Agreement) by $2,000,000. Upon the terms and conditions contained in this Amendment, Lender has agreed to amend the Loan Agreement as provided below.

AGREEMENT:

1. Defined Terms. Unless otherwise defined in the Recitals or in the body of this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Loan Documents.

2. Borrower Representations. Borrower hereby represents to Lender, that:

(a) All Loan Documents executed by Borrower, including without limitation the Loan Agreement, constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with the terms thereof;

(b) Borrower has no claims, offsets, counterclaims, or defenses with respect to the payment or performance of any Obligations owing to Lender under any of the Loan Documents;

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the terms of the Loan Documents; and

(d) As a material inducement to Lender entering into this Amendment, Borrower acknowledges and agrees that Lender is relying on the accuracy and veracity of each of the above representations.

3. Loan Agreement Amendments. The Loan Agreement is hereby amended as follows:

(a)	Revolving Credit Limit. The reference to “TWENTY FIVE MILLION AND 00/100 DOLLARS ($25,000,000.00)” contained in clause (a) of Section 2.1 of the Loan Agreement is hereby deleted in its entirety and replaced with “TWENTY SEVEN MILLION AND 00/100 DOLLARS ($27,000,000.00)”.

(b)	Fixed Charge Covenant. A new Section 8.21 is hereby added to the Loan Agreement to read as follows:

8.21 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio at any time to be less than 1.1 to 1.0 at such time.

(c)	Borrowing Base; Eligible Inventory Advance Rate. The reference to “fifty percent (50.0%)” contained in clause (i) of paragraph (b) of the definition of “Borrowing Base” in the Definitions Schedule to the Loan Agreement is hereby deleted in its entirety and replaced with “fifty-five percent (55.0%)”.

(d)	Borrowing Base; Inventory Cap. The reference to “Eleven Million and 00/100 Dollars” contained in clause (iii) of paragraph (b) of the definition of “Borrowing Base” in the Definitions Schedule to the Loan Agreement is hereby deleted in its entirety and replaced with “Twelve Million and 00/100 Dollars ($12,000,000.00)”.

(e)	Borrowing Base; Inventory Balancer. The reference to “sixty percent (60.0%)” contained in clause (iv) of paragraph (b) of the definition of “Borrowing Base” in the Definitions Schedule to the Loan Agreement is hereby deleted in its entirety and replaced with “sixty-five percent (65.0%)”.

(f)	Fixed Charge Coverage Ratio. The Definitions Schedule to the Loan Agreement is hereby amended by the addition of a new definition “Fixed Charge Coverage Ratio” in the appropriate alphabetical order to read as follows:

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (A) EBITDA for such period, divided by (B) the sum of the following for such period (calculated on a pre-tax basis): (I) all regularly scheduled cash repayments of principal of the Obligations and other Indebtedness of Borrower (including the principal component of any payments in respect of capital lease obligations), whether or not actually paid or whether accrued or capitalized during such period; plus (II) all regularly scheduled cash payments of interest payable by Borrower in respect of the Obligations and other Indebtedness (including the interest component of any payments in respect of capital lease obligations), whether or not actually paid or whether accrued or capitalized during such period; plus (III) all fees, costs and expenses paid or payable by Borrower with respect to the Obligations and other Indebtedness; plus (IV) Unfunded Capital Expenditures during such period, plus (V) all cash dividends or distributions on Borrower’s equity, membership or partnership interests (as applicable) during such period, plus (VI) all cash distributions paid by Borrower during such period on subordinated debt or equity.

(g)	Purchased Inventory Sublimit Availability: A new definition “Purchased Inventory Sublimit Availability” is hereby added as clause (v) of paragraph (a) of the Purchased Inventory Sublimit of the Sublimit Schedule to the Loan Agreement in the appropriate alphabetical order to read as follows:

(v) “Purchased Inventory Sublimit Availability” means, at any time, the lesser of (A) the Purchased Inventory Sublimit Cap, and (B) the lesser of (I) seventy percent (70.0%) of the purchase price of Sublimit Inventory at such time, and eighty five percent (85.00%) of the net orderly liquidation value of Sublimit Inventory as determined by the most recent appraisal of Borrower’s Sublimit Inventory conducted by Lender pursuant to Section 3.5 of this Agreement.

(h)	Purchased Inventory Sublimit Borrowing Capacity. Paragraph (b) of the Purchased Inventory Sublimit of the Sublimit Schedule to the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(b) Purchased Inventory Borrowing Capacity. Subject to the terms and conditions of this Agreement and as long as no Default or Event of Default then exists, on Borrower’s request prior to the Revolving Credit Termination Date Lender shall lend to Borrower under the Purchased Inventory Sublimit a principal sum equal to the remainder of (the “Purchased Inventory Sublimit Borrowing Capacity”) (i) the Purchased Inventory Sublimit Availability, less (ii) the outstanding and unpaid principal amounts of all Advances under the Purchased Inventory Sublimit made prior to such request. Notwithstanding the foregoing, in no event shall any Advance of the Purchased Inventory Sublimit be made if it would (A) cause the outstanding principal of the Revolving Credit, including Advances made under the Purchased Inventory Sublimit, to exceed the Revolving Credit Limit, or (B) cause the aggregate unpaid principal amount of Advances of the Purchased Inventory Sublimit to exceed the Purchased Inventory Sublimit Cap, or (C) cause the aggregate unpaid principal amount of Advances of the Purchased Inventory Sublimit to exceed the Purchased Inventory Sublimit Borrowing Capacity. Within the limits of the Purchased Inventory Sublimit Borrowing Capacity, and subject to terms and conditions of this Agreement, prior to the Revolving Credit Termination Date Borrower may borrow, repay and reborrow the principal amount of the Purchased Inventory Sublimit.

4. Amended and Restated Revolving Credit Note. As a condition precedent to the effectiveness of this Amendment and specifically Lender’s increase of the Revolving Credit Limit, on or before the date of this Amendment Borrower shall execute and deliver to Lender an Amended and Restated Revolving Credit Note in form and content acceptable to Lender in Lender’s sole discretion.

5. Reimbursement of Lender. As consideration for Lender’s increase of the Revolving Credit and amendment of the Loan Agreement described above, and pursuant to Sections 3.4 and 10.10 of the Loan Agreement, Borrower shall (a) pay to Lender on the date hereof a commitment fee for the increase of the Revolving Credit in the amount of Twenty Thousand and 00/100 Dollars ($20,000.00), and (b) reimburse, indemnify and hold Lender harmless for the reasonable fees and costs and expenses incurred by Lender for the services of legal professionals engaged by Lender in connection with the negotiation and preparation of this Amendment. With respect to any amount required to be paid or reimbursed by Borrower pursuant to the foregoing provisions of this paragraph 4, it is hereby agreed that Lender may charge any such amount to the Revolving Credit on the dates such payment is due or such reimbursement is made. Borrower acknowledges and agrees that on and after the Effective Date of this Amendment the Facility Fee shall be calculated based on the Revolving Credit Limit as amended by the terms hereof.

6. Effective Date. This Amendment shall be effective as the Effective Date.

7. Specificity of Provisions. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Loan Agreement or any other Loan Document, or (b) prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Loan Document. From and after the Effective Date of this Amendment, whenever the Loan Agreement is referred to in the Loan Agreement or in any other Loan Document, it shall be deemed to mean the Loan Agreement as modified by this Amendment.

8. Binding Effect of Loan Documents. Borrower hereby acknowledges and agrees that upon giving effect to this Amendment, the Loan Agreement, the Revolving Credit Note and each other Loan Document shall continue to be binding upon such Borrower and shall continue in full force and effect.

9. Choice of Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

10. Counterparts. This Amendment may be executed by one or more the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

LENDER:

ACF FINCO I LP

By:	/s/ Oleh Szczupak
Name:	Oleh Szczupak
Its:	Vice President

Effective Date:	1/23/19

BORROWER:

CASTLE BRANDS INC.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Its:	CFO
Date:	1/23/19

CASTLE BRANDS (USA) CORP.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Its:	CFO
Date:	1/23/19